 Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-172519, No. 333-179642 and No. 333-166715) and Form S-3 (No. 333-180034) of Spansion Inc. of our report dated February 22, 2011 relating to the financial statements and the financial statement schedule of the Predecessor Company and of our report dated February 25, 2013 relating to the financial statements, the financial statement schedules, and the effectiveness of internal control over financial reporting of the Successor Company, which appear in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
San Jose, California
February 25, 2013